Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2002-HE1

Monthly Period	March 1, 2003 - March 31, 2003
Payment Date	04/25/03

Aggregate Amount Collected for the Collection Period
	Interest	$3,151,114.54
	Principal Collections	$40,121,062.12
	Substition Amounts	$—
Application of Collected Amounts
Applied in the following order of priority:
(i )	Enhancer Premium		$126,666.67
(ii)	Noteholder’s Interest		$1,370,243.06
(iii)	Principal Collections to Funding Account		$10,187,185.03
(iv)	Excess Spread (during Revolving)		$1,637,021.51
(v )	Excess Spread (during AP)		$—
(vi)	Additional Balance Increase from Excess Spread (during MAP)		$—
(vii)	Noteholder’s Principal Distribution		$—
(viii)	Enhancer for Prior Draws		$—
(ix)	Liquidation Loss Amount		$—
(x )	Enhancer		$—
(xi)	Interest Shortfalls		$—
(xii)	Indenture Trustee		$—
(xiii)	Certificates		$—
Balances
	Beginning Note Balance		$950,000,000.00
	Ending Note Balance		$950,000,000.00
		Change	$—
	Beginning Excluded Amount		$—
	Ending Excluded Amount		$—
		Change	$—
	Beginning Pool Balance		$955,229,257.14
	Ending Pool Balance		$945,042,072.11
		Change	$10,187,185.03
	Beginning Principal Balance		$955,229,257.14
	Ending Principal Balance		$945,042,072.11
		Change	$10,187,185.03
	Additional Draws		$29,934,637.25
	Beginning Additional Balance		$5,208,950.19
	Additional Balance Increase (Draws less Payments less Funding)		$—
	Ending Additional Balance Increase Amount		$5,208,950.19

Delinquencies
	#		$
Two statement cycle dates:		17		$1,193,781.95
Three statement cycle dates:		5		$262,199.63
Four statement cycle dates:		1		$10,279.36
Five statement cycle dates:		4		$47,547.93
Six statement cycle dates:		—		$—
Seven + statement cycle dates:		—		$—
Foreclosures		—		$—
REO		—		$—
Liquidation Loss Amount		3		$760.16
Other Information
Gross WAC for Collection Period				4.113%
Net WAC Rate for Collection Period				3.462%
Mortgage Loans Repurchased ( # / $ )		0		$—
Beginning Pre-funding Account Balance				$—
Beginning Funding Account Balance				$7,943,794.34
Beginning Captialized Interest Account Balance				$13,173,051.48
Ending Pre-funding Account Balance				$—
Ending Capitalized Interest Account Balance				$—
Ending Funding Account Balance				$19,768,000.88
Overcollateralization Amount (Beginning)				$13,173,051.48
Overcollateralization Target				$14,250,000.00
Overcollateralization Amount (Ending)				$14,810,072.99
Certificate Balance				$5,208,950.19
Gross CPR (1 mo. Annualized)				40.244%
Net CPR (1 mo. Annualized)				12.073%
Draw Rate (1 mo. Annualized)				31.755%
WAM				224.63
AGE				8.06

Wachovia Bank, National Association
as Servicer

By:
Name:	April Hughey
Title:	Vice President